Exhibit 10.3

Mansfield Communications Inc.
225 Richmond SI. West, Suite 302
Toronto, ON
M5V 1W2

October 27, 2010

Vince Leitao
President
Diamond Technologies

Dear Vince:

Re:           Phase 1 PR Services for Diamond Technologies

I am pleased that Diamond Technologies (Client) and Mansfield Communications Inc. ("Mansfield") will be working together.

This letter confirms the mutual intent of Client and Mansfield to enter into a services contract for media relations and consultancy work for a 3-month term, which will contain the terms outlined below:

Services:
Mansfield acknowledges that the Services are being provided under the direction and subject to the approval of Client. Services include:
communications consultancy (steering committee meetings) and plan development.

Term	3 months (October 15, 2010 - January 15, 2011).

Fees, Disbursements and	(i)	A fee of Cdn. $16,000.00 for Phase 1 PR Services will due
other charges:		and payable immediately at time of signing.

	(ii)	Any PR activities in addition to the budget outlined example partnerships, grandparent outreach) in this contract would be billed separately once agreed on by both parties.

(iii)
Client will reimburse Mansfield for all 3rd party costs and
expenses (such as 3'd party costs to conduct stakeholder
polling, press release wire distribution charges, event
costs, courier charges, etc.) as necessary. These expenses
will be billed at the end of the month that they are incurred and are subject to a 12% administration fee. Client will be
provided a copy of all invoices related to such hard costs.

Confidentiality:
Mansfield will not disclose any information confidential or proprietary to
Client except to its employees, counsel and other professional advisers with a need to know such information and who are also bound by confidentiality, or as otherwise required by law or order of government authority; Mansfield agrees to give Client prior notice of any such requirement so that Client can seek a protective order to prevent disclosure.

Other:
Mansfield acknowledges and agrees that Client will have sole and exclusive ownership of and title with right of copyright to all creative material prepared including artwork, layouts and writings. Mansfield will make no use of the Client name, trademarks, logos, or designs for any purpose without the prior written approval of Client. Mansfield will not assign its duties or obligations under this Agreement without Client prior written approval.

Mansfield is not an agent of Client and has no authority to bind Client to any agreement or arrangement without Client prior written consent.

This agreement constitutes the full and mutual understanding of
Mansfield and Client and is above all prior agreements, whether oral or written, between Mansfield and Client. This agreement may not be amended without a writing signed by all parties.

This document will come into effect upon your execution of this letter of mutual intent. If you are in agreement with all of the above, please sign and return to me a copy of this letter.

Yours very truly,

ROB IRELAND
Rob Ireland

Partner, Mansfield Communications Inc.

ACKNOWLEDGED AND AGREED

VINCE LEITAO

I have the authority to bind the company.

Vince Leitao, President, Diamond Technologies